Fund Participation Agreement
This Agreement dated as of the 10th day of October, 2013 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, "Nationwide") and the current and any future Nationwide separate accounts as applicable ("Variable Accounts"), ALPS Variable Investment Trust (the "Trust"), and ALPS Portfolio Solutions Distributor, Inc. (the "Distributor"), which serves as distributor to each portfolio of the Trust (each such fund, a "Fund" and collectively, the "Funds") listed on Exhibit B.
RECITALS
WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively "Variable Products") through its Variable Accounts; and
WHEREAS, Nationwide, the Trust and the Distributor desire the inclusion of the Funds as investment options in the Variable Products; and
WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Trust for investment in shares of the Funds; and
WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and
NOW THEREFORE, Nationwide, the Trust and the Distributor, in consideration of the undertakings described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:
REPRESENTATIONS
REPRESENTATIONS BY NATIONWIDE
Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its life insurance companies listed on Exhibit A have been duly organized and are in good standing under applicable state law.
Nationwide represents that its life insurance company subsidiaries listed on Exhibit A have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered prior to sale as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act"), unless excluded from registration based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, or any other applicable exemption.
Nationwide represents that it will amend the registration statements under the Securities Act of 1933 (the "1933 Act") and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded. Nationwide will also have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.
Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as Amended (the "Code"). Nationwide shall make every effort to maintain such treatment, and will promptly notify the Distributor and/or Trust upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.
Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund shares reasonably designed to monitor and prevent orders received after the close of trading (generally 4:00 p.m. Eastern Time) on the New York Stock Exchange ("Close of Trading"), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading on the same Business Day (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).
Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices. Nationwide's policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable). The Trust and Distributor acknowledge that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund's prospectus and statement of additional information ("SAI").

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.
REPRESENTATIONS BY THE TRUST AND DISTRIBUTOR
The Trust makes the following representations on behalf of the Funds:
Each Fund represents that it is duly organized and validly existing under applicable state law. Each Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.
Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act. Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. Each Fund will register and qualify its shares for sale in all states, to the extent required, and will promptly notify Nationwide if any shares are not qualified for sale to the Variable Accounts in a particular state, to the extent not otherwise exempt.
Each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification. Each Fund shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.
The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds' prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Fund's prospectus and/or to the extent the Funds' reliance upon the applicable policies of one or more participating insurance companies results in inconsistencies.
The Funds represent that any insurance Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds' compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund's prospectus. The Funds will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply. The Funds shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).
The Distributor, as the distributor of the Funds represents that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"), (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund materially in accordance with any applicable state and federal securities laws.
The Distributor represents that the adviser of the Funds is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for each Fund materially in accordance with any applicable state and federal securities laws.
Nationwide will not give any information or make any representations or statements on behalf of a Fund or concerning a Fund in connection with the sale of the Variable Contracts other than the information or representations contained in sales literature and other promotional material provided by the Distributor, except with permission of the Fund or its investment adviser.
TRADING
Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Trust and Distributor for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day. A "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund's most recent prospectus and SAI. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Trust or the Distributor or to incur any cost or liability on their behalf. The parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

VOTING
For so long as and to the extent that the Securities and Exchange Commission ("SEC") continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Distributor (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner's qualified retirement plan document, if applicable. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.
The Distributor shall cause any third party vendor providing services on behalf of the Trust, with regard to proxy material, to either sign a confidentiality agreement that includes reasonable nondisclosure provisions or otherwise be subject to equivalent nondisclosure obligations.
DOCUMENTS AND OTHER MATERIALS
DOCUMENTS PROVIDED BY NATIONWIDE
Nationwide agrees to provide the Distributor or Trust, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Distributor or Trust may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order. Nationwide will furnish, or will cause to be furnished, to the Trust or the Distributor, each piece of sales literature and other promotional material in which a Fund is named, at least seven (7) Business Days prior to its use. No such material will be used if the Distributor, on behalf of the Fund, reasonably objects to such use within five (5) Business Days after receipt of such material. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options, if no other information concerning the Funds is included therein, without furnishing the material to the Trust or Distributor.
DOCUMENTS PROVIDED BY THE TRUST
Within five (5) Business Days after the end of each calendar month, the Trust or its designee shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance. In the event electronic access cannot be provided, the Trust or its designee shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.
The Trust or its designee shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Funds' prospectuses, SAI's and any supplements thereto, and semi-annual and annual reports.
EXPENSES
All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Funds under this Agreement shall be paid by the Distributor and/or the Funds.
Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.
The Distributor (or its affiliates) and/or the Funds are responsible for the expenses of the cost of registration of the Funds' shares, or preparation of the Funds' prospectuses, SAI's, proxy materials, reports and the preparation of other related statements and notices required by law for distribution on behalf of the Fund in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.
Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to its contract owners, including payment of the applicable distribution costs in connection therewith. For Nationwide's annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Distributor or Trust will provide updated Fund prospectuses and semi-annual and annual reports for mailing to contract owners, or if a combined printing is done by Nationwide, the Trust will pay the lesser of:
(a)	The reasonable cost to print individual Fund prospectuses and semi-annual and annual reports; or

(b)	The Trust's portion of the total reasonable printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or
(c)	The Trust's portion of the total reasonable reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Trust and subject to reasonable costs.
FUND SUBSTITUTION
If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option. The parties agree to provide reasonable advance notice of their election to remove a Fund. The Distributor and Trust acknowledge that Nationwide may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.
MIXED AND SHARED FUNDING
The Trust represents that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act. As set forth in the notice of the Trust's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Fund (the "Board"), and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.
If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict, as defined in the order, exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund ("Participating Companies"). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:
(a)	Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or
(b)	Establishing a new registered investment company or separate account.
If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund.
For the purpose of this section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.
Nationwide agrees to reasonably cooperate with the Trust to assist it in complying with the conditions or undertakings specified in the Trust's mixed and shared funding exemptive order that may be imposed on the Trust or Nationwide, as a Participating Company thereunder.
PRIVACY AND CONFIDENTIAL INFORMATION
Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party's Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.
Confidential Information. For purposes of this section and the next, "Confidential Information" means any data or information regarding proprietary information, information reasonably identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the Customer Information of each party.

Customer Information. For purposes of this section, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act. In the event Confidential Information includes Customer Information, the Customer Information clause controls.
Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that, in the event of a subpoena or court order, the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide for performing certain administrative and/or personal shareholder services.
Unauthorized Disclosure. Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party's Confidential Information of which it is aware. The parties understand and agree, Receiving Party shall be liable, and there shall be no automatic cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the unauthorized release or misuse of data pertaining to Disclosing Party.
Data Disposition. Upon Disclosing Party's written request, Receiving Party shall promptly return all documents and other media containing Confidential Information, except to the extent required by applicable law or regulation. Any information that cannot feasibly be returned shall be purged, deleted or destroyed. The Receiving Party shall have an obligation to safeguard all other information.
SECURITY
Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.
ANTI-MONEY LAUNDERING
Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, the Distributor and Trust agree that they will comply with the USA PATRIOT Act as applicable and effective.
DISCLOSURE
Each party may disclose that it has entered into this arrangement.
INDEMNIFICATION
Nationwide agrees to indemnify and hold harmless the Distributor, Trust and Funds, and each of its officers, trustees, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Distributor, Trust and/or Funds within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses) (collectively the "Losses"), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement. Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of the Distributor or Trust in performing its obligations under this Agreement. Nationwide further agrees to indemnify and hold harmless the Indemnified Parties related to the Variable Products (issued by Nationwide) that arise out of or are based upon (i) any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, supplement or marketing materials for the Variable Products or (ii) statements or representations by or on behalf of Nationwide (other than statements or representations contained in a Fund's registration statement, prospectus, SAI or sales literature or other promotional material of a Fund, or any amendment or supplement to the foregoing, not supplied by Nationwide or its affiliates) with respect to the sale or distribution of the Variable Products or Fund shares. Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement or representation is based on information furnished to Nationwide by or on behalf of the Distributor, the Trust or the Funds.
The Distributor and the Trust, on behalf of the respective Fund(s), agree to individually and severally indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Distributor and Trust, as applicable, of a material provision of this Agreement. The Distributor and the Trust, as applicable, will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Distributor and the Trust shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement. The Distributor and the Trust, as applicable, further agree to indemnify and hold harmless the Indemnified Parties related to the acquisition of the Funds' shares by the Variable Accounts that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Funds. Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to the Trust or Distributor by or on behalf of Nationwide.
Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.
If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.
All persons dealing with a Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as none of the trustees, officers, agents or shareholders, or any other Fund, assume any personal liability for obligations entered into on behalf of the Fund.
APPLICABLE LAW
This Agreement shall be construed in accordance with the laws of the State of Ohio.
This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.
TERMINATION
This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:
(a)	at the option of Nationwide, or the Trust and the Distributor, upon at least 90 days advance written notice to the other;
(b)	at any time upon the Trust's election, if the Trust determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;
(c)	at any time upon Nationwide's election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment options. Nationwide shall give reasonable notice to the Distributor or the Trust of any proposal to substitute Fund shares, but in no event not less than 60 days advance notice;

(d)	at the option of Nationwide or the Trust with 30 days advance written notice to the other, upon the institution of relevant formal proceedings against either Nationwide, the Distributor, the Trust or the Funds by FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body;
(e)	at the option of any party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.
Notwithstanding any termination of this Agreement, the Trust and the Distributor will, at the option of Nationwide, continue to make available additional shares of the Funds pursuant to the terms and conditions of this Agreement, for all Variable Products in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Products"). Specifically, without limitation, the owners of the Existing Products will be permitted to reallocate investments in the applicable Funds (as in effect on such date), redeem investments in the applicable Funds and/or invest in the applicable Funds upon the making of additional purchase payments under the Existing Products. The parties agree that the foregoing provision will not apply to any terminations under the Mixed and Shared Fund section of this Agreement.
Notwithstanding any of the foregoing provisions of this section, this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.
NOTICE
Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:
Nationwide Financial
One Nationwide Plaza, 1-12-101
Columbus, Ohio 43215
Attention: Associate Vice President, IMG External Funds Management Operations
ALPS Variable Investment Trust
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: Secretary
ALPS Portfolio Solutions Distributor, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attn: General Counsel
Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon receipt, in the event of overnight courier, and within 5 days of dispatch, in the event of U.S. first class mail.
ENTIRE AGREEMENT
This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.
ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.
WAIVER OF AGREEMENT
No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party's failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY
If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
REMEDIES NOT EXCLUSIVE
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.
TRADEMARKS
Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options, and the Trust may include the Variable Accounts as the record owners of Fund shares to the extent required in regulatory filings.
SURVIVABILITY
Sections "Representations," "Privacy and Confidential Information," "Security," "Indemnification," and "Trademarks" hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.
NON-EXCLUSIVITY
Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.
PARTNERSHIPS/JOINT VENTURES
Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.
FORCE MAJEURE
No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.
AMENDMENTS TO THIS AGREEMENT
This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.
NO THIRD PARTY BENEFICIARIES
Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.
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SIGNATURE PAGE FOLLOWS

EXECUTION
Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.
This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
NATIONWIDE FINANCIAL SERVICES, INC.

By:
Title:
ALPS VARIABLE INVESTMENT TRUST

By:
Title:
ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:
Title:

Exhibit A
Subsidiary Life Insurance Companies
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B
FUNDS
All current and future funds of the Trust available for sale through the Variable Products.

EXHIBIT C
FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES
The purchase, redemption and settlement of shares of a Fund ("Shares") will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.
It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trading (as defined below) on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 3(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.
Fund/SERV-DCCS Processing Procedures
1.	On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the Trust shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions") without supporting documentation from the contract owner. On each Business Day, the Trust shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.
2.	The Trust shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Trust that would affect its duties and obligations pursuant to this Agreement.
3.	Confirmed trades and any other information provided by the Trust or its designee to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.
4.	Trade information provided by Nationwide to the Trust or its designee through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.
5.	For each Fund/SERV transaction, Nationwide shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to Trust or its designee on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.
Manual Processing Procedures
1.	On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day (generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Distributor by no later than 9:00 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "T+1"), will be executed at the NAV ("Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.
2.	As noted in Paragraph 1 above, by 9:00 a.m. ET on T+1 ("Instruction Cutoff Time") and after Nationwide has processed all approved transactions, Nationwide will transmit to the Trust or its designee via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Trust or its designee, a report (the "Instruction Report") detailing the Instructions that were received by Nationwide prior to the Funds' daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.
(a)	It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.
(b)	Following the completion of the transmission of any Instructions by Nationwide to the Trust or its designee by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Trust.
(c)	In the event that Nationwide transmits an Instruction to the Trust on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received by the Trust due to circumstances caused by the Trust that prohibit the Trust's receipt of such Instruction, such Instruction shall nonetheless be treated by the Trust as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Trust.
(d)	With respect to all Instructions, the Trust's financial control representative will manually adjust a Fund's records for the Trade Date to reflect any Instructions sent by Nationwide.
3.	As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.
(a)	Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+1 to the custodian for the Fund for receipt by the Funds' custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Trust to cover such net purchase order.
In the case of Instructions which constitute a net redemption order, settlement shall occur by the Trust causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.
(b)	Nationwide (and its Variable Accounts) shall be designated as record owner of each account ("Record Owner") and Trust shall provide Nationwide with all written confirmations required under federal and state securities laws.
(c)	On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.
(d)	Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide's internal record-keeping system and shall promptly, advise the Trust in writing of any discrepancies between such information. The Trust and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.
Price Communication Time
By no later than 7:00 p.m. ET on each Trade Date ("Price Communication Time"), the Trust will communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

Adjustments
In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein: (i) which is caused by the Funds or the Trust, the Trust shall make any adjustments on the Funds' accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Trust shall make any adjustment on the Funds' accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds' accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.